WaMu Mortgage Pass-Through Certificates
Series 2006-AR5 Marketing Materials

MTA Indexed Option ARMS
$ [777,979,100]

(Approximate, Subject to +/- 10% Variance)

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Bank
Sponsor and Servicer

WaMu Capital Corp.,
a Washington Mutual, Inc. Company

Important Notice About Information Presented in this
Preliminary Term Sheet

The securities described in this preliminary term sheet may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this preliminary term sheet in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) the WaMu Mortgage Pass–Through Certificates, WaMu Series 2006-AR5 free writing prospectus, along with this preliminary term sheet, describes more specifically the terms of your series of certificates. This preliminary term sheet does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this preliminary term sheet is preliminary and is subject to completion or change. The information in this preliminary term sheet supersedes information contained in any prior preliminary term sheet relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire preliminary term sheet and the prospectus and the Washington Mutual Mortgage Pass–Through Certificates, WaMu Series 2006-AR5 free writing prospectus we will provide you. You may obtain a copy of the prospectus and the WaMu Mortgage Pass–Through Certificates, WaMu Series AR 2006-AR5 free writing prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS PRELIMINARY TERM SHEET REFLECTS THE PRELIMINARY CHARACTERISTICS OF THE MORTGAGE POOL AS OF THE CUT-OFF DATE, WHICH IS MAY 1, 2006.  THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE.  ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This preliminary term sheet is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this preliminary term sheet. The mortgage-backed securities referred to in this preliminary term sheet are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this preliminary term sheet. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Preliminary Term Sheet	Date Prepared: April 25, 2006

WaMu Mortgage Pass-Through Certificates, Series 2006-AR5

$ [777,979,100] (Approximate, Subject to +/- 10% Variance)

Publicly Offered Certificates

Adjustable Rate Residential Mortgage Loans

Class (1)	Principal Amount (Approx.) (1)	WAL (Yrs) To Call/Mat (2)	Pmt Window (Mths) To Call/Mat (2)	Interest Rate Type	Tranche Type	Expected Ratings S&P / Moody’s
A-1A	$ 541,980,000	3.16/3.44	1-100/1-480	Variable (3)	Super Senior	AAA/Aaa
A-1B1	$ 68,480,000	0.80/0.80	1-20/1-20	Variable (3)	Mezz	AAA/Aaa
A-1B2	$ 47,931,000	2.50/2.50	20-43/20-43	Variable (3)	Mezz	AAA/Aaa
A-1B3	$ 64,250,000	6.16/6.95	43-100/43-480	Variable (3)	Mezz	AAA/Aaa
R	$ 100	N/A	N/A	N/A	Senior/Residual	AAA/Aaa
X	$ 796,299,569	N/A	N/A	Variable (4)	Senior IO/PO	AAA/Aaa
PPP	$ 100	N/A	N/A	N/A (5)	Prepayment Penalty	AAA/Aaa
B-1	$ 17,917,000	5.70/6.37	1-100/1-480	Variable (6)	Subordinate	AA+ / Aa1
B-2	$ 11,944,000	5.43/5.42	1-100/1-480	Variable (6)	Subordinate	AA / Aa1
B-3	$ 4,777,000	5.70/6.43	1-100/1-480	Variable (6)	Subordinate	AA- / Aa2
B-4	$ 5,175,000	5.70/6.37	1-100/1-480	Variable (6)	Subordinate	A+ / Aa3
B-5	$ 3,981,000	5.70/6.37	1-100/1-480	Variable (6)	Subordinate	A / A1
B-6	$ 3,583,000	5.70/6.37	1-100/1-480	Variable (6)	Subordinate	A- / A2
B-7	$ 2,388,000	5.70/6.37	1-100/1-480	Variable (6)	Subordinate	BBB+ / A3
B-8	$ 2,388,000	5.70/6.37	1-100/1-480	Variable (6)	Subordinate	BBB / Baa1
B-9	$ 3,185,000	5.70/6.37	1-100/1-480	Variable (6)	Subordinate	BBB- / Baa2
B-10	$ 2,787,000	Privately Offered Certificates			Subordinate	BB+ / Baa3
B-11	$ 3,185,000				Subordinate	BB / Ba1
B-12	$ 2,388,000				Subordinate	BB- / Ba3
B-13	$ 4,379,000				Subordinate	B /NR
B-14	$ 5,581,469				Subordinate	NR / NR

Total:

$ 796,299,569

(1)     Distributions on the Class A-1A, Class A-1B1, Class A-1B2, Class A-1B3, Class X, Class R and Subordinate Certificates will be derived primarily from a pool of adjustable-rate mortgage loans (the “Mortgage Loans”).  Class sizes are subject to final collateral pool size and rating agency approval and may increase or decrease by up to 10%.

(2)     WAL and Payment Windows for the Class A-1A, Class A-1B1, Class A-1B2, Class A-1B3, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8 and Class B-9 Certificates are shown to the Optional Call Date (as defined herein) and to Maturity.

(3)     On each Distribution Date (as defined herein), the certificate interest rate for the Class A-1A Certificates will equal the lesser of (i) One-Year MTA (as defined herein) plus the related margin and (ii) the Net WAC Cap (as defined herein).  On each Distribution Date, the certificate interest rate for the Class A-1B1, Class A-1B2 and Class A-1B3 Certificates will equal the least of (i) the London Interbank Offered Rate for one-month United States dollar deposits (“LIBOR”) plus the related margin (in each case, the margin will be multiplied by 2.0 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap (as defined herein) and  (iii) the Net Life Cap (as defined herein).

(4)     The Class X Certificates will consist of one interest only component (the “Class X IO Component”) and one principal only component (the “Class X PO Component”).  The Class X IO Component will have a notional balance equal to the aggregate principal balance of the Mortgage Loans.  The Class X Certificates will accrue interest on its notional balance on each Distribution Date at a certificate interest rate equal to the excess, if any, of (i) the weighted average Net Mortgage Rate of the Mortgage Loans for such Distribution Date over (ii) a rate equal to the product of (1) the interest accrued on the certificates (other than the Class X Certificates) for such Distribution Date multiplied by (2) 12 divided by the aggregate principal balance of the Mortgage Loans as of the first day of the month prior to such Distribution Date.  The Class X PO Component will have an initial principal balance equal to zero after which principal balance will be increased to the extent of any Net Negative amortization from the Mortgage Loans allocated to the Class X PO Component, as described herein.

(5)     The Class PPP Certificates will receive $100 of principal on the distribution date in May 2010 from the Class PPP Reserve Fund. The Class PPP Certificates will not receive any distributions of interest, nor will they receive distributions of principal on any other distribution date. The Class PPP Certificates will also have a notional balance, the “Class PPP Notional Amount,” which will equal the aggregate principal balance of the mortgage loans as of the Cut-Off Date. The Class PPP Certificates will be entitled to receive prepayment penalties paid by borrowers upon voluntary full prepayment of certain mortgage loans if those mortgage loans are prepaid during certain periods. Accordingly, these amounts will not be available for distribution to other classes of certificates.

(6)     For each Distribution Date, the certificate interest rate for the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8 and Class B-9 Certificates will be equal to the least of (i) One-Month LIBOR plus the related margin (in each case, the  margin will be multiplied by 1.5 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap and  (iii) the Net Life Cap.

Transaction Summary:

Issuing Entity:  WaMu Mortgage Pass-Through Certificates Series 2006-AR5 Trust (the "Trust')

Depositor:  WaMu Asset Acceptance Corp. (“WAAC”)

Sponsor and Servicer:  Washington Mutual Bank (“WMB”).

Lead Manager:  WaMu Capital Corp.

Trustee:   Deutsche Bank National Trust Company

Rating Agencies:  It is anticipated that the Offered Certificates will be rated by Moody’s and Standard & Poor’s and assigned the credit ratings described on page 3 of this Preliminary Term Sheet.

Cut-off Date:  May 1, 2006

Expected Pricing Date:  On or about April 26, 2006

Closing Date:  On or about May 25, 2006

Distribution Date:  The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in June 2006.

Servicing Fee:  Greater of (i) 0.375% per annum of the principal balance of each Mortgage Loan and (ii) the greater of (a) the gross margin on the mortgage loans minus 1.40% per annum of the principal balance of the mortgage loan and (b) 0.00%.

Certificates:  The “Senior Certificates” will consist of the Class A-1A, Class A-1B1, Class A-1B2, Class A-1B3 (the “Class A Certificates”), the Class X Certificates, Class PPP Certificates (the “Class PPP Certificates”) and Class R Certificates. The “Senior Subordinate Certificates” will consist of the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8 and Class B-9 Certificates.  The “Junior Subordinate Certificates” will consist of the Class B-10, Class B-11, Class B-12, Class B-13 and Class B-14 Certificates.  The Senior Subordinate Certificates and Junior Subordinate Certificates are collectively known as “The Subordinate Certificates”.  The Senior Certificates and the Subordinate Certificates are collectively referred to herein as the “Certificates.”  The Class A, Class X, Class PPP, Class R and Senior Subordinate Certificates are being offered herein and are referred to herein as the “Offered Certificates”.

Registration:  The Offered Certificates (excluding Class R) will be made available in book-entry form through DTC.  It is anticipated that the Offered Certificates will also be made available in book-entry form through Clearstream, Luxembourg and the Euroclear System.

Federal Tax Treatment:  It is anticipated that the Offered Certificates (other than the Class PPP Certificates) will be treated as REMIC regular interests for federal tax income purposes.  The Class PPP Certificates will be treated as stripped interests in the Mortgage Loans for federal income tax purposes. The Class R Certificate will be treated as a REMIC residual interest for tax purposes.

Accrued Interest:  The price to be paid by investors for the Class A-1B1, Class A-1B2, Class A-1B-3 and Subordinate Certificates will not include accrued interest (settling flat).  The price to be paid by investors for the Class A-1A and Class X Certificates will include 24 days of accrued interest.

Interest Accrual Period:  The interest accrual period for the Class A-1B1, Class A-1B2, Class A-1B-3 and Subordinate Certificates for a given Distribution Date will be the period beginning on the 25th day of the month immediately preceding the month during which such Distribution Date occurs (or, in the case of the first Distribution Date, the Closing Date) and ending on the 24th day of the month during which such Distribution Date occurs (on an actual/360 basis).  The interest accrual period for the Class A-1A and Class X Certificates will be on the calendar month prior to such Distribution Date (on a 30/360 basis).

ERISA Eligibility:  The Offered Certificates (other than the Class PPP and Class R Certificates) are expected to be ERISA eligible.  Prospective investors should review with their legal advisors whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code or other similar laws.  The Class R and Class PPP Certificates are not expected to be ERISA eligible.

SMMEA Treatment:  The Class A, Class B-1, Class B-2, Class B-3 and Class X Certificates are expected to constitute “mortgage related securities” for purposes of SMMEA. The Class B-4, Class B-5, Class B-6, Class B-7, Class B-8, Class B-9, Class B-10, Class B-11, Class B-12, Class B-13 and Class B-14 Certificates will not constitute “mortgage related securities” for purposes of SMMEA.

Optional Termination:  The terms of the transaction allow for a termination of the Certificates which may be exercised once the aggregate principal balance of the Mortgage Loans is equal to or less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date (the “Optional Call Date”).

Pricing Prepayment Speed:  The Offered Certificates will be priced to a prepayment speed of 25% CPR.

Compensating Interest:  Compensating interest paid by the Servicer with respect to the Mortgage Loans will equal the least of (a) any shortfall for the previous month in interest collections resulting from the timing of payoffs on the Mortgage Loans made from the 15th day of the calendar month before the Distribution Date to the last day of such month, (b) the sum of 1/12 of 0.050% of the aggregate Stated Principal Balance of the Mortgage Loans, any reinvestment income realized by the Servicer relating to payoffs on the Mortgage Loans made during the prepayment period, and interest payments on the payoffs received during the period of the 1st day through the 14th day of the month of the Distribution Date, as applicable and (c) 1/12 of 0.125% of the aggregate Stated Principal Balance of the Mortgage Loans.

Mortgage Loans:  As of May 1, 2006, the aggregate principal balance of the mortgage loans described herein is approximately $ [796,299,569] (the “Mortgage Loans”).  The Mortgage Loans consist of conventional, adjustable rate, first lien residential mortgage loans with original terms to maturity of not more than 15, 30 or 40 years.  All the Mortgage Loans accrue interest at a mortgage rate which adjusts monthly (after an initial fixed rate period of 1, 3 or 6 months) based upon an Index rate of the 12-month moving average of the monthly yield on United States treasury securities adjusted to a constant maturity of one year (the “MTA”). After the initial fixed interest rate period, the interest rate for each Mortgage Loan will adjust monthly to equal the sum of the related Index and the gross margin.  As of the Cut-off Date, [18.79]% of the Mortgage Loans were still in their fixed rate period. None of the Mortgage Loans are subject to a periodic rate adjustment cap.  All of the Mortgage Loans are subject to a maximum mortgage rate.

For all of the Mortgage Loans, the Minimum Monthly Payment is set at origination and, after an initial fixed rate period of 1, 3 or 6 months, is adjusted on approximately the same date annually thereafter, subject to the limitations set forth below, to an amount which will fully amortize the Mortgage Loan at the then current mortgage interest rate in equal monthly installments over its remaining term to maturity (the “Minimum Monthly Payment”).  This adjustment is subject to the conditions that (i) the amount of the Minimum Monthly Payment will not increase or decrease by an amount that is more than 7.50% of the current Minimum Monthly Payment, (ii) as of the fifth anniversary of the first due date and on the same day every five years thereafter, the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) above and (iii) if the unpaid principal balance exceeds a percentage (either 110% or 125%) of the original principal balance due to negative amortization (the “Negative Amortization Limit”), the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) to amortize fully the then unpaid principal balance over the remaining term to maturity.

On the Closing Date, the aggregate principal balance of the mortgage loans as of the Cut-off Date is expected to be approximately $ [796,299,569], subject to an increase or decrease of up to 10%.  It is expected that the characteristics of the Mortgage Loans on the closing date will be substantially similar to the characteristics of the Mortgage Loans described herein.  The initial principal balance of any of the Offered Certificates on the Closing Date is subject to an increase or decrease of up to 10% from the amounts shown herein.

Class PPP Certificates:  All prepayment penalty payments remitted to the Trust with respect to voluntary full prepayments (each an “Assigned Prepayment Penalty”) on the Mortgage Loans will be distributed to the holders of the Class PPP Certificates. The holders of the Class PPP Certificates will not receive any prepayment penalty payment with respect to voluntary partial prepayments; each such payment will be retained by the Servicer as additional servicing compensation. No prepayment penalty payments will be available for distribution to holders of the other classes of certificates. Notwithstanding the foregoing, no penalties are imposed (i) in some cases where the mortgagor sells the mortgaged property and obtains a new mortgage loan originated and serviced by Washington Mutual Bank to purchase another property, provided that the prepayment is made no earlier than one year after origination, (ii) in some cases where the mortgagor refinances the mortgage loan with a new mortgage loan originated and serviced by Washington Mutual Bank, provided that 90 days or less remain in the prepayment penalty term, or (iii) for prepayments of accrued but unpaid interest that has been added to principal as a result of negative amortization. In addition, under certain circumstances, set forth in the pooling agreement, the payment of any otherwise applicable Assigned Prepayment Penalty by a mortgagor may be waived by the Servicer, and if waived in accordance with the terms of the pooling agreement the amount of the waived Assigned Prepayment Penalty will not be available for distribution to the holders of the Class PPP Certificates.  However, if the Servicer waives an Assigned Prepayment Penalty other than in accordance with the standards set forth in the pooling agreement, the Servicer shall be obligated to pay, or if the related mortgage loan seller breaches its representations and warranties in the mortgage loan purchase agreement with respect to Assigned Prepayment Penalties, the mortgage loan seller shall be obligated to pay, to the Trust an amount equal to the amount of such Assigned Prepayment Penalty, for distribution to the holders of the Class PPP Certificates, as applicable.  Investors should conduct their own analysis of the effect, if any, that the payment of the Assigned Prepayment Penalties on the Class PPP Certificates, or decisions by the Servicer with respect to waiver thereof, may have on the performance of such certificates.

  As of May 1, 2006, approximately [54.98]%(by aggregate principal balance) of the mortgage loans impose penalties for early prepayments in full (but do not impose penalties for partial prepayments) received on or before the first anniversary of the origination of the mortgage loan. As of May 1, 2006, approximately [11.43]% (by aggregate principal balance) of the mortgage loans impose penalties for early prepayments in full (but do not impose penalties for partial prepayments) received on or before the third anniversary of the origination of the mortgage loan.  As of May 1, 2006, approximately [1.36]% (by aggregate principal balance) of the mortgage loans impose penalties for early prepayments in full, and for partial prepayments in the event that aggregate partial prepayments made during a 12-month period exceed 20% of the original principal balance. Those prepayment penalties are in effect for 30 months after the origination of those mortgage loans. The amount of the applicable prepayment penalty, to the extent permitted by applicable law, is as provided in the related mortgage note.

As of May 1, 2006, for mortgage loans that impose prepayment penalties for voluntary full prepayments received on or before the first anniversary of the origination of the mortgage loan, the amount of such prepayment penalty is 2.0% of the original loan amount.

As of May 1, 2006, for mortgage loans that impose prepayment penalties for voluntary full prepayments received within three years from origination of the mortgage loan, the amount of such prepayment penalty is (i) 3.0% of the original loan amount for voluntary full prepayments received on or before the first anniversary of the origination of the mortgage loan, (ii) 2.0% of the original loan amount for voluntary full prepayments received after the first anniversary of the origination of the mortgage loan but on or before the second anniversary of the origination of the mortgage loan and (iii) 1.0% of the original loan amount for voluntary full prepayments received after the second anniversary of the origination of the mortgage loan but on or before the third anniversary of the origination of the mortgage loan.

As of May 1, 2006, for mortgage loans that impose prepayment penalties for voluntary full prepayments received within 30 months from origination of the mortgage loan, the amount of such prepayment penalty is 2.0% of the original loan amount.

Credit Enhancement:  Senior/subordinate, shifting interest structure.  The credit enhancement information shown below is subject to final rating agency approval.  Credit enhancement for the Class A Certificates will consist of the subordination of the Subordinate Certificates, initially 9.25% total subordination.

Shifting Interest:  Until the first Distribution Date occurring after May 2016, the Subordinate Certificates will be locked out from receipt of prepayments in full on a Mortgage Loan (each, a “Payoff”) and partial prepayments on a Mortgage Loan, including any amounts in excess of the Minimum Monthly Payment (each, a “Curtailment”) (net of Negative amortization) (unless the Class A and the Class X PO Component are paid down to zero or the credit enhancement provided by the Subordinate Certificates has doubled prior to such date as described below).  After such time and subject to standard collateral performance triggers (as described in the Free Writing Prospectus for the Offered Certificates), the Subordinate Certificates will receive their increasing portions of unscheduled principal payments (net of Negative amortization).

The prepayment percentages on the Subordinate Certificates are as follows:

Periods:	Unscheduled Principal Payments (%)
June 2006 – May 2016	0% Pro Rata Share
June 2016 – May 2017	30% Pro Rata Share
June 2017 – May 2018	40% Pro Rata Share
June 2018 – May 2019	60% Pro Rata Share
June 2019 – May 2020	80% Pro Rata Share
June 2020 and after	100% Pro Rata Share

Notwithstanding the foregoing, if the credit enhancement provided by the Subordinate Certificates has doubled (subject to the performance triggers described in the prospectus supplement), (i) prior to the Distribution Date in June 2009, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate class principal balance of the Subordinate Certificates as of the Closing Date, do not exceed 20%,  the Subordinate Certificates will be entitled to 50% of their pro rata share of Payoffs and Curtailments (net of Negative amortization) or (ii) on or after the Distribution Date in June 2009, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate class principal balance of the Subordinate Certificates as of the Closing Date, do not exceed 30%, the Subordinate Certificates will be entitled to 100% of their pro rata share of Payoffs and Curtailments (net of Negative amortization).

In the event the current aggregate principal balance of the Class A Certificates and the Class X PO Component, divided by the aggregate principal balance of the Class A Certificates, the Class X PO Component, and the Subordinate Certificates (the “Senior Percentage”) exceeds the applicable initial Senior Percentage as of the Closing Date, the Class A Certificates and the Class X PO Component will receive all Payoffs and Curtailments (net of Negative amortization) for the Mortgage Loans.

Net Mortgage Rate:  The “Net Mortgage Rate” with respect to each Mortgage Loan is equal to the mortgage rate less the servicing fee rate.

Net WAC Cap:  The “Net WAC Cap” is equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans.

Adjusted Net WAC Cap   The “Adjusted Net WAC Cap” is equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans, adjusted on an actual/360 basis.

Net Life Cap:  The “Net Life Cap” is the Adjusted Net WAC Cap modified as follows:  for purposes of calculating the Net Mortgage Rate for each mortgage loan, the lifetime maximum mortgage rate for such mortgage loan will be substituted for the per annum mortgage rate for such mortgage loan.

Carryover Shortfall Amount:  If, on any Distribution Date, one Month LIBOR plus the related margin for the Subordinate Certificates is greater than the Adjusted Net WAC Cap, then such Class will be entitled to the payment of an amount equal to the sum of (i) the excess, if any, of (a) the lesser of (1) interest accrued at one month LIBOR plus the related margin for such Class and (2) the Adjusted Net WAC Cap, computed for this purpose using the maximum lifetime rates of the mortgages net of servicing fees over (b) the amount of interest accrued on such Class based on the Adjusted Net WAC Cap and (ii) the unpaid portion of any such excess from previous Distribution Dates (and any interest thereon at the Certificate Interest Rate for such Class without giving effect to the Adjusted Net WAC Cap) (together, the “Carryover Shortfall Amount”).  The Carryover Shortfall Amount will be paid sequentially to the Subordinate Certificates from interest otherwise distributable to the Class X Certificates (after the reduction due to Net Negative amortization allocable to the Class X Certificates).

Adjusted Cap Rate:        The "Adjusted Cap Rate" for any Distribution Date and any class of Class A Certificates equals (x) the Net WAC Cap less (y) a per annum rate equal to: (i) the product of (a) the Net Negative amortization and (b) 12, divided by (ii) the aggregate principal balance of the Mortgage Loans as of the first day of the month prior to such Distribution Date, adjusted, in the case of the Class A-1B1, Class A-1B2 and Class A-1B3, on an actual/360 basis.

The "Adjusted Cap Rate" for any Distribution Date and any class of Subordinate Certificates equals the Adjusted Net Wac Cap, computed for this purpose by (i) reducing each applicable Net WAC Cap by a per annum rate equal to: (i) the product of (a) the Net Negative Amortization for the related Mortgage Loans and (b) 12, divided by (ii) the aggregate principal balance of the related Mortgage Loans as of the first day of the month prior to such Distribution Date.

Negative Amortization:  The Mortgage Loans may experience negative amortization when the interest accrued on a Mortgage Loan exceeds the monthly payment due on such Mortgage Loan.  Such excess is deferred and added to the unpaid principal balance of such Mortgage Loan (“Negative Amortization”).

Net Negative Amortization:  For the Mortgage Loans the “Net Negative Amortization” is the greater of (a) the excess of Negative amortization over Payoffs and Curtailments, in each case for the Mortgage Loans, and (b) zero. The amount of current interest on the Certificates will be reduced by the related Net Negative amortization, if any, to the extent of the amount of current accrued interest distributable on such Certificate(s) and such reduction in current interest distributable to such Certificate(s) will be added to the principal balance of the related Certificate(s) as described below.

For any Distribution Date, Net Negative amortization will first be allocated against interest otherwise distributable to the Class X Certificates and then will be allocated among the Certificates in proportion to the excess, if any, for each such class of (i) the current interest accrued at the applicable certificate interest rate for such class, over (ii) the amount of current interest that would have accrued had the certificate interest rate for such class equaled the related Adjusted Cap Rate for such class and Distribution Date.

Allocation of Realized Losses:  Any realized losses on the Mortgage Loans will be allocated as follows: first, to the Subordinate Certificates in reverse order of their numerical Class designations, in each case until the respective class principal balance has been reduced to zero; and second, any realized losses remaining on the Mortgage Loans to the Class A Certificates and the Class X PO Component, on a pro-rata basis, until the related class principal balance or component principal balance has been reduced to zero, provided however, that the Class A Certificates allocation of realized losses will be allocated in the manner below:

(a)                 any realized losses remaining on the Mortgage Loans will be allocated to the Class A-1A, Class A-1B1, Class A-1B2, Class A-1B3 and Class X Certificates, on a pro-rata basis until their respective class principal balance or component principal balances has been reduced to zero, provided however, that the Class A-1A, Class A-1B1, Class A-1B2 and Class A-1B3 Certificates’ pro-rata allocation of realized losses will be allocated in the manner below:

(i)                   first, to the Class A-1B1, Class A-1B2 and Class A-1B3 Certificates, pro rata,  until its Class principal balance is reduced to zero;

(ii)                 Second, to the Class A-1A Certificates until its Class principal balance is reduced to zero.

Certificates Priority of Distributions:  Available funds from the Mortgage Loans will be distributed in the following order of priority:

1)                   Senior Certificates, accrued and unpaid interest, pro rata, at the related certificate interest rate, provided, however, that any interest otherwise distributable with respect to the Class X Certificates will be reduced to the extent needed to pay any Carryover Shortfall Amount below (after giving effect to any Net Negative amortization amount allocated to the Class X IO Component);

2)                   Class R Certificates, as principal, until the certificate principal balance of such class has been reduced to zero;

3)                   Class A Certificates, principal to the Class A-1A, Class A-1B1, Class A-1B2 and Class A-1B3 Certificates, pro rata, until their respective certificate principal balances are reduced to zero;

4)                   Class X PO Component, principal until its component principal balance is reduced to zero;

5)                   Class B-1 Certificates, accrued and unpaid interest at the Class B-1 certificate interest rate;

6)                   Class B-1 Certificates, principal allocable to such Class;

7)                   Class B-2 Certificates, accrued and unpaid interest at the Class B-2 certificate interest rate;

8)                   Class B-2 Certificates, principal allocable to such Class;

9)                   Class B-3 Certificates, accrued and unpaid interest at the Class B-3 certificate interest rate;

10)               Class B-3 Certificates, principal allocable to such Class;

11)               Class B-4 Certificates, accrued and unpaid interest at the Class B-4 certificate interest rate;

12)               Class B-4 Certificates, principal allocable to such Class;

13)               Class B-5 Certificates, accrued and unpaid interest at the Class B-5 certificate interest rate;

14)               Class B-5 Certificates, principal allocable to such Class;

15)               Class B-6 Certificates, accrued and unpaid interest at the Class B-6 certificate interest rate;

16)               Class B-6 Certificates, principal allocable to such Class;

17)               Class B-7 Certificates, accrued and unpaid interest at the Class B-7 certificate interest rate;

18)               Class B-7 Certificates, principal allocable to such Class;

19)               Class B-8 Certificates, accrued and unpaid interest at the Class B-8 certificate interest rate;

20)               Class B-8 Certificates, principal allocable to such Class;

21)               Class B-9 Certificates, accrued and unpaid interest at the Class B-9 certificate interest rate;

22)               Class B-9 Certificates, principal allocable to such Class;

23)               Class B-10, Class B-11, Class B-12, Class B-13 and Class B-14, interest and principal in the same manner as for the Senior Subordinate Certificates;

24)               Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8, Class B-9, Class B-10, Class B-11, Class B-12, Class B-13 and Class B-14 Certificates, in sequential order, the Carryover Shortfall Amount, to the extent of interest otherwise distributable to the Class X Certificates (after giving effect to any Net Negative amortization amount allocated to the Class X IO Component); and

25)               Class R Certificate, any remaining amount.

Class PPP Reserve Fund:  On the Closing Date, a reserve fund will be established by a deposit by the underwriter of $100 into a separate account maintained by the trustee solely for the benefit of the Class PPP Certificates (the “Class PPP Reserve Fund”). The Class PPP Reserve Fund will not be assets of any REMIC. On the Distribution Date in May 2010, the Class PPP Certificates will receive $100 of principal from the Class PPP Reserve Fund. These certificates will not receive any distributions of interest, nor will they receive distributions of principal on any other Distribution Date. The only other payments the Class PPP Certificates are entitled to receive prepayment penalties paid by borrowers upon voluntary full prepayment of certain mortgage loans if those mortgage loans are prepaid during certain periods.

IMPORTANT NOTICE REGARDING COLLATERAL MATERIALS

                The information contained in this section has not been independently verified by WaMu Capital Corp.  The information contained in this section is preliminary and subject to change and supersedes information contained in any prior collateral materials for this transaction.

WaMu Mortgage Pass-Through Certificates
Series 2006-AR5
Mortgage Loans
Preliminary Collateral Information As of 05/01/06

TOTAL CURRENT BALANCE	$796,299,569
TOTAL ORIGINAL BALANCE	$805,458,884

NUMBER OF LOANS	1,315

			Minimum		Maximum
AVG CURRENT BALANCE	$605,551		$1,050		$2,995,283
AVG ORIGINAL BALANCE	$612,516		$13,300		$3,000,000

WAVG GROSS COUPON	5.85%		1.00%		10.19%
WAVG GROSS MARGIN	2.82%		1.88%		6.18%
WAVG MAX INT RATE	10.09%		9.58%		13.08%

WAVG CURRENT LTV	70.78%		0.04%		95.93%

WAVG FICO SCORE	724		542		819

WAVG MONTHS TO ROLL	1	Month(s)	1	Month(s)	1	Month(s)

WAVG NEG AM LIMIT	115%		110%		125%
WAVG PAYMENT CAP	7.50%		7.50%		7.50%
WAVG RECAST	60	Month(s)	60	Month(s)	60	Month(s)

WAVG ORIGINAL TERM	394	Month(s)	180	Month(s)	480	Month(s)
WAVG REMAINING TERM	393	Month(s)	179	Month(s)	480	Month(s)
WAVG SEASONING	1	Month(s)	0	Month(s)	23	Month(s)

NZ WAVG PREPAY TERM	16	Month(s)	12	Month(s)	36	Month(s)

TOP STATE CONC	CA(72.20%),FL(5.71%),NY(3.75%)
MAXIMUM CA ZIPCODE	0.98%

FIRST PAY DATE			July 1,2004		June 1,2006

RATE CHANGE DATE			June 1,2006		June 1,2006

MATURITY DATE			April 1,2021		May 1,2046

PRODUCT	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Monthly MTA	1,315	$796,299,569.47	100.00%
Total	1,315	$796,299,569.47	100.00%

INDEX	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
MTA	1,315	$796,299,569.47	100.00%
Total	1,315	$796,299,569.47	100.00%

CURRENT BALANCE ($)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—100,000	77	$5,143,849.76	0.65%
100,001—200,000	76	11,734,969.87	1.47
200,001—300,000	65	15,904,528.56	2.00
300,001—400,000	63	21,905,517.74	2.75
400,001—500,000	302	137,616,057.32	17.28
500,001—600,000	224	123,069,262.29	15.46
600,001—700,000	149	96,673,874.42	12.14
700,001—800,000	97	72,940,963.50	9.16
800,001—900,000	57	49,041,194.06	6.16
900,001—1,000,000	74	72,001,919.25	9.04
1,000,001—1,100,000	17	17,960,153.23	2.26
1,100,001—1,200,000	22	25,643,144.76	3.22
1,200,001—1,300,000	23	28,974,923.93	3.64
1,300,001—1,400,000	21	28,326,465.78	3.56
1,400,001—1,500,000	18	26,677,304.24	3.35
1,500,001—1,600,000	4	6,221,183.84	0.78
1,600,001—1,700,000	3	5,005,756.10	0.63
1,700,001—1,800,000	3	5,279,779.13	0.66
1,800,001—1,900,000	5	9,317,106.58	1.17
1,900,001—2,000,000	1	2,000,000.00	0.25
2,100,001—2,200,000	4	8,604,318.84	1.08
2,300,001—2,400,000	1	2,305,016.56	0.29
2,400,001—2,500,000	5	12,463,288.03	1.57
2,500,001 >=	4	11,488,991.68	1.44
Total	1,315	$796,299,569.47	100.00%

GROSS COUPON (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 4.000	204	$149,085,137.49	18.72%
4.501—4.750	1	572,314.49	0.07
5.751—6.000	4	2,526,153.80	0.32
6.001 >=	1,106	644,115,963.69	80.89
Total	1,315	$796,299,569.47	100.00%

GROSS MARGIN (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1.751—2.000	10	$6,873,732.77	0.86%
2.001—2.250	34	26,178,477.47	3.29
2.251—2.500	193	132,196,196.17	16.60
2.501—2.750	435	289,878,536.35	36.40
2.751—3.000	376	255,492,872.86	32.09
3.001—3.250	13	4,108,076.07	0.52
3.251—3.500	56	14,191,071.96	1.78
3.501—3.750	37	11,235,365.84	1.41
3.751—4.000	37	10,790,704.13	1.36
4.001 >=	124	45,354,535.85	5.70
Total	1,315	$796,299,569.47	100.00%

MAX INT RATE (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
9.501—9.750	83	$61,938,428.52	7.78%
9.751—10.000	596	407,470,549.87	51.17
10.001—10.250	340	230,226,101.36	28.91
10.251—10.500	31	11,797,071.80	1.48
10.501—10.750	63	15,394,024.68	1.93
10.751—11.000	62	16,430,138.96	2.06
11.001 >=	140	53,043,254.28	6.66
Total	1,315	$796,299,569.47	100.00%

ORIGINAL TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
180	1	$592,987.89	0.07%
360	985	569,366,946.52	71.50
480	329	226,339,635.06	28.42
Total	1,315	$796,299,569.47	100.00%

NEG AM LIMIT (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
110	789	$557,240,099.29	69.98%
125	526	239,059,470.18	30.02
Total	1,315	$796,299,569.47	100.00%

REMAINING TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
171—180	1	$592,987.89	0.07%
331—340	6	2,466,287.01	0.31
341—350	16	9,657,874.25	1.21
351—360	963	557,242,785.26	69.98
461—470	3	2,952,192.76	0.37
471—480	326	223,387,442.30	28.05
Total	1,315	$796,299,569.47	100.00%

SEASONING (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 0	176	$124,188,226.00	15.60%
1—6	1,099	651,579,370.46	81.83
7—12	23	10,225,867.20	1.28
13 >=	17	10,306,105.81	1.29
Total	1,315	$796,299,569.47	100.00%

CURRENT LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	3	$211,214.17	0.03%
21—25	2	1,191,830.11	0.15
26—30	3	1,651,596.43	0.21
31—35	5	2,985,569.50	0.37
36—40	11	8,249,609.89	1.04
41—45	17	11,603,137.38	1.46
46—50	31	19,882,007.73	2.50
51—55	46	31,330,232.36	3.93
56—60	55	38,528,904.41	4.84
61—65	100	80,711,592.29	10.14
66—70	197	127,668,164.27	16.03
71—75	277	154,091,600.23	19.35
76—80	498	297,108,865.66	37.31
81—85	59	15,154,835.97	1.90
86—90	6	3,653,531.89	0.46
91—95	4	1,667,718.96	0.21
96—100	1	609,158.22	0.08
Total	1,315	$796,299,569.47	100.00%

ORIGINAL LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	1	$500,830.11	0.06%
21—25	1	691,000.00	0.09
26—30	1	673,624.44	0.08
31—35	4	2,383,957.09	0.30
36—40	10	7,602,717.93	0.95
41—45	15	10,526,503.97	1.32
46—50	30	18,975,093.62	2.38
51—55	46	31,330,232.36	3.93
56—60	61	40,060,725.38	5.03
61—65	120	83,164,218.85	10.44
66—70	243	136,876,509.23	17.19
71—75	262	162,123,653.24	20.36
76—80	498	289,424,326.66	36.35
81—85	5	2,919,629.32	0.37
86—90	6	3,781,036.15	0.47
91—95	7	2,906,384.74	0.36
96—100	5	2,359,126.38	0.30
Total	1,315	$796,299,569.47	100.00%

FICO SCORE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
540—559	1	$517,596.03	0.07%
580—599	9	2,798,800.67	0.35
600—619	13	4,875,274.75	0.61
620—639	41	9,762,341.84	1.23
640—659	81	31,781,238.06	3.99
660—679	103	46,316,498.80	5.82
680—699	217	128,759,862.51	16.17
700—719	204	132,499,407.76	16.64
720—739	208	139,262,241.49	17.49
740—759	191	125,728,153.24	15.79
760—779	138	100,270,003.30	12.59
780—799	78	52,968,129.84	6.65
800 >=	31	20,760,021.18	2.61
Total	1,315	$796,299,569.47	100.00%

DOCUMENTATION	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Full	274	$122,477,643.70	15.38%
Reduced	1,041	673,821,925.77	84.62
Total	1,315	$796,299,569.47	100.00%

OCCUPANCY	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Investor	285	$86,031,870.74	10.80%
Owner Occupied	942	649,787,471.14	81.60
Second Home	88	60,480,227.59	7.60
Total	1,315	$796,299,569.47	100.00%

PROPERTY TYPE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
2-4 Family	112	$45,016,221.18	5.65%
Condo	172	82,280,536.11	10.33
Co-op	1	440,466.52	0.06
PUD	260	192,237,631.40	24.14
Single Family	767	475,621,903.64	59.73
Townhouse	3	702,810.62	0.09
Total	1,315	$796,299,569.47	100.00%

PURPOSE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Purchase	507	$332,622,186.47	41.77%
Refi—Cash Out	605	327,132,983.85	41.08
Refi—No Cash Out	203	136,544,399.15	17.15
Total	1,315	$796,299,569.47	100.00%

PREPAY TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0	390	$256,610,929.73	32.23%
12	734	437,840,704.91	54.98
30	20	10,865,857.93	1.36
36	171	90,982,076.90	11.43
Total	1,315	$796,299,569.47	100.00%

STATE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
AZ	27	$17,905,993.97	2.25%
CA	875	574,954,970.73	72.20
CO	10	7,509,560.29	0.94
CT	15	6,720,220.30	0.84
DC	1	130,066.78	0.02
DE	3	680,202.35	0.09
FL	91	45,454,853.65	5.71
GA	7	3,732,565.14	0.47
ID	1	534,297.42	0.07
IL	37	13,472,246.58	1.69
IN	1	272,454.89	0.03
KY	2	99,085.01	0.01
MA	18	7,391,961.52	0.93
MD	13	7,293,755.06	0.92
MI	11	3,232,363.66	0.41
MN	4	2,012,203.49	0.25
MO	2	732,161.78	0.09
NC	5	3,205,591.34	0.40
NH	1	438,996.02	0.06
NJ	28	16,155,333.43	2.03
NM	1	501,053.52	0.06
NV	25	19,191,500.23	2.41
NY	40	29,860,942.32	3.75
OH	7	405,178.62	0.05
OR	11	4,812,572.72	0.60
PA	3	901,939.28	0.11
RI	4	2,077,758.16	0.26
TX	29	6,911,786.94	0.87
UT	7	3,464,426.40	0.44
VA	15	5,674,210.62	0.71
WA	19	10,448,295.15	1.31
WI	2	121,022.10	0.02
Total	1,315	$796,299,569.47	100.00%

BACK DTI (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	714	$516,353,523.98	64.84%
15.00 or less	43	22,197,338.96	2.79
15.01—20.00	25	12,842,968.44	1.61
20.01—25.00	34	18,551,104.67	2.33
25.01—30.00	57	26,336,453.58	3.31
30.01—35.00	84	42,786,088.87	5.37
35.01—40.00	120	60,885,461.13	7.65
40.01—45.00	76	30,916,649.64	3.88
45.01—50.00	77	29,407,179.74	3.69
50.01—55.00	57	22,779,021.72	2.86
55.01—60.00	16	6,532,906.15	0.82
60.01 >=	12	6,710,872.59	0.84
Total	1,315	$796,299,569.47	100.00%

 At origination, the weighted average monthly debt-to-income ratio of all debt of the mortgage loans (exclusive of the data not compiled) was approximately 36.56%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the monthly debt-to-income ratio of all debt distribution of such mortgage loans does not differ from such distribution for the remaining mortgage loans, and the distribution could differ substantially.

COMBINED LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
No Second Lien	1,194	$724,338,487.54	90.96%
60.01—65.00	1	424,022.51	0.05
65.01—70.00	1	579,158.45	0.07
70.01—75.00	7	5,966,734.62	0.75
75.01—80.00	9	6,553,441.34	0.82
80.01—85.00	7	4,891,059.04	0.61
85.01—90.00	96	53,546,665.97	6.72
Total	1,315	$796,299,569.47	100.00%

 At origination, the weighted average combined loan-to-value ratio of the first and second liens of the mortgage loans (exclusive of mortgage loans with no second lien) was approximately 86.66%.